Exhibit 99.1

For Immediate Release September 16, 2010	Contact:	Melissa Andrews, ScanSource, Inc. 864.286.4425 melissa.andrews@scansource.com

SCANSOURCE, INC. ANNOUNCES RETIREMENT OF DIRECTOR JAMES FOODY

GREENVILLE, SC – ScanSource®, Inc. {NASDAQ: SCSC}, the leading international value-added distributor of specialty technology products, announced today that James G. Foody has informed the Company of his decision to retire as a director of the Company effective at the conclusion of his present term in December 2010. Mr. Foody has served with distinction as a director of the Company for the last 15 years, including service as Chairman of the Board from December 2005 to December 2009. Mr. Foody also served on and chaired numerous Board committees, most recently as Chairman of the Governance Committee and as a member of the Audit, Compensation and Nominating Committees. Mr. Foody’s tenure coincided with a period of strong growth and diversification for ScanSource during which it successfully expanded into new geographies and product lines.

Mr. Foody, 80, is retiring from the Board as part of an effort to scale back his business activities. The Board does not have any immediate plans to fill Mr. Foody’s seat on the Board, and the size of the Company’s board will be reduced to five members following Mr. Foody’s retirement. Mr. Foody will retain his honorary role of Chairman Emeritus and continue to be available in an advisory capacity.

“It has been a great honor to be a part of the ScanSource team. With the strong foundation and leadership currently in place at the Company, I felt that this was the right time for me to step away and focus on my family and other commitments. I want to thank Mike Baur, Steve Owings, my fellow directors, and all ScanSource employees, shareholders, customers and partners, past and present, for all of their support over the past 15 years,” said Mr. Foody.

“On behalf of our shareholders, directors and the entire ScanSource management team, I thank Jim for his years of dedicated service and leadership to ScanSource,” said Mike Baur, Chief Executive Officer, ScanSource, Inc. “Jim’s support has been invaluable in building ScanSource into what it is today, and we wish him well in his retirement.”

About ScanSource, Inc.

ScanSource®, Inc. {NASDAQ:SCSC} is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe. ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom® in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #881 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

# # #